Pricing Sheet No. J332 To the Product Supplement No. JPM-III dated March 23, 2012, Prospectus Supplement dated March 23, 2012 and Prospectus dated March 23, 2012	Filed Pursuant to Rule 433 Registration Statement No. 333-180300-03 April 11, 2013
Credit Suisse AG

Structured Investments	Credit Suisse $3,860,000 Return Enhanced Notes due October 16, 2014 Linked to the Performance of the Common Stock of Apple Inc.

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Pricing Date:	April 11, 2013
Settlement Date:	April 16, 2013
Reference Shares:
The notes are linked to the common stock of Apple Inc. The Reference Shares trade on the NASDAQ Global Select Market under the ticker symbol “AAPL.” For additional information on the Reference Shares, see “The Reference Shares” herein.

Payment at Maturity:
•  If the Final Share Price is equal to or greater than  the Threshold Price, you will be entitled to receive a cash payment at maturity per $1,000 principal amount of notes that provides you with a return equal to $1,000 plus the product of $1,000 and the Fixed Payment Percentage.

•  If the Final Share Price is less than the Threshold Price, but greater than or equal to the Initial Share Price, you will be entitled to receive a cash payment at maturity of $1,000 per $1,000 principal amount of notes.

•  If the Final Share Price is less than the Initial Share Price, you will lose an amount equal to 1% of the principal amount of your notes for every 1% that the Final Share Price is less than the Initial Share Price and your final payment per $1,000 principal amount of notes will be calculated as follows:

$1,000 + (1,000 × Underlying Return)

Your investment will be fully exposed to any decline in the Reference Shares. You will lose some or all of your investment at maturity if the Final Share Price declines from the Initial Share Price.  Any payment at maturity is subject to our ability to pay our obligations as they become due.

Fixed Payment Percentage:	46.35%
Underlying Return:	The performance of the Reference Shares from the Initial Share Price to the Final Share Price, calculated as follows:
Final Share Price – Initial Share Price
Initial Share Price
Threshold Price:	469.952
Initial Share Price:	435.49
Final Share Price:	The closing price of the Reference Shares on the Valuation Date. .
Valuation Date: †	October 10, 2014
Maturity Date:†	October 16, 2014
Offering Price:	$1,000 per security (100%).
Underwriting Discounts and Commissions	$12.50 per $1,000 principal amount of notes.
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	22546T5R8
†  The Valuation Date is subject to postponement if such date is not an underlying business day or as a result of a market disruption event and the Maturity Date is subject to postponement if such date is not a business day or if the Valuation Date is postponed, in each case as described in the accompanying product supplement under “Description of the Notes—Market disruption events.”

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

The notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.
J.P. Morgan
Placement Agent

Credit Suisse has filed a registration statement (including product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read this communication together with the Product Supplement No. JPM-III dated March 23, 2012, Prospectus Supplement dated March 23, 2012 and Prospectus dated March 23, 2012, to understand fully the terms of the notes and other considerations that are important in making a decision about investing in the notes. You should, in particular, review the “Risk Factors” section of the product supplement, which sets forth a number of risks related to the notes. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse will arrange to send you the product supplement, prospectus supplement and prospectus if you so request by calling toll free 1-800-221-1037.

The Reference Shares

All information contained herein with respect to the Reference Shares and on Apple Inc. (“Apple”) is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”) are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Share Issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below. According to its publicly available filings with the SEC, Apple designs, manufactures and markets personal computers, mobile communication and media devices and portable digital music players and sells a variety of related software, services, peripherals, networking solutions and third-party digital content and applications. The common stock of Apple, no par value, is listed on The NASDAQ Stock Market. Apple Inc.’s SEC file number is 000-10030 and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information

The following graph sets forth the historical performance of the Reference Shares based on the closing prices of the Reference Shares from January 1, 2008 through April 10, 2013. The closing price of the Reference Shares on April 10, 2013 was $435.69. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. The price source for determining the Final Share Price will be the Bloomberg page “AAPL” or any successor page. Since the commencement of trading of the Reference Shares, the price of the Reference Shares has experienced significant fluctuations.

The historical prices of the Reference Shares should not be taken as an indication of future performance, and no assurance can be given as to the closing price of the Reference Shares on any of the Valuation Dates. We cannot give you assurance that the performance of the Reference Shares will result in the return of any of your initial investment.

For additional information about the Reference Shares, see the information set forth under “The Reference Shares” herein.